Exhibit 99

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
April 4, 2008	Tony Davis 318.388.9525 tony.davis@centurytel.com

CenturyTel Pursues Overlay of Existing Operations in 700 MHz Auction

MONROE, La….CenturyTel, Inc. (NYSE: CTL) announced today that it was the successful bidder for 69 licenses in the Federal Communications Commission’s (FCC) recently completed 700 megahertz (MHz) spectrum auction.

The spectrum, which provides wireless overlap of approximately 53% of CenturyTel’s local exchange areas, is being acquired at an average price per megahertz pop of $.70 and a total cost of $149 million.  The spectrum creates a highly contiguous footprint that closely overlaps CenturyTel’s existing local exchange and long-haul fiber networks. The Company expects to pay the remaining 80% of the purchase price, which is due no later than April 17, 2008, utilizing funds from operations and its $750 million credit facility.

“We are very pleased with the opportunity to cover such a significant percentage of our local exchange markets at prices that are less than 40% of the average price paid per megahertz pop in Blocks A&B,” said Glen F. Post, III, chairman and chief executive officer.  “This spectrum is well suited for serving less densely populated markets and should enable us to leverage our existing network assets to offer our customers a compelling range of wireless and fixed-line voice and broadband products.”

Licenses will not formally be granted until the FCC completes its approval process and, under FCC rules, the 700 MHz spectrum will not be cleared for usage until early 2009.  Accordingly, the Company does not expect material changes to its 2008 capital budget or operating results as a result of acquiring the spectrum.  The Company expects to provide additional information in late 2008 and early 2009 about its plans for deploying 700 MHz spectrum, including the impact of any such plans on its capital costs and free cash flow.

“We recognize the importance of our disciplined approach to capital deployment and free cash flow generation, and we remain focused on maintaining that discipline while positioning ourselves for long-term growth,” Post said.  “While it is too early to discuss financial and operational details, we are acquiring spectrum that overlaps our core ILEC and fiber transport networks. This should enable us to utilize our existing operations, including our current distribution and technical support infrastructure, to cost-effectively deploy wireless services, both in our existing markets and in selective contiguous markets, where we believe profitable growth is achievable.”

We believe the acquisition and build-out of the 700 MHz wireless spectrum is strategically advantageous for CenturyTel for a number of reasons:

▪
It provides CenturyTel the opportunity to deliver wireless voice and broadband data to a significant percentage of our current customer base, making CenturyTel the only on-net provider of both fixed and wireless broadband in many of our markets.

▪
Focusing on contiguous spectrum that overlaps existing local exchange and fiber transport assets should enable CenturyTel to leverage existing network, personnel, brand awareness and distribution channels.

▪	We expect significant industry and equipment vendor focus on development of 700 MHz broadband technologies.

Key Data

▪	Percentage Access Line Overlap
	¤	75% to 100% - Arkansas, Louisiana, Montana and Ohio
	¤	50% to 74% - Alabama, Colorado, Illinois, Michigan and Missouri
	¤	25% to 49% - Oregon and Wisconsin
▪	Approximately 30% of access lines have 24 MHz coverage and approximately 23% have 12 MHz coverage.
▪	Approximately 4,500 miles of CenturyTel’s regional fiber network lies within the acquired wireless footprint.
▪	Cost Information:
	¤	A Block - $.87 Average Price per MHz Pop versus $1.16 National Average
	¤	B Block - $.45 Average Price per MHz Pop versus $2.68 National Average
	¤	$.70 Overall Average Price per MHz Pop versus $1.92 National Average for A & B Block Combined

A map outlining the results of CenturyTel’s participation in the 700 MHz auction is available on the Investor Relations home page at ir.centurytel.com.

In addition to historical information, this release includes certain forward-looking statements and estimates that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond CenturyTel’s control.  Actual events and results may differ materially from those anticipated or estimated if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect.  Factors that could affect actual results include but are not limited to events or circumstances that prevent or delay the Company from receiving final 700 MHz spectrum licenses, whether caused by changes in the FCC’s rules or schedule, the Company’s failure to meet ownership requirements, or otherwise; changes in the Company’s cash requirements or capital spending plans; the Company’s ability to successfully introduce new product or service offerings on a timely and cost-effective basis; possible changes in the demand for, or pricing of, the Company’s existing or proposed products and services; the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry; the Company’s continued access to credit markets on favorable terms; other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”); and the effects of more general factors such as changes in interest rates, in general market, labor or economic conditions, or in legislation, regulation or public policy.  These and other uncertainties related to the Company’s business are described in greater detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as updated by the Company’s subsequent SEC reports.  You should be aware that new factors may emerge from time to time and it is not possible for management to identify all such factors, nor can it predict the impact of each such factor on the business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements.  You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The information contained in this release is as of April 4, 2008.  The Company undertakes no obligation to update any of its forward-looking statements for any reason.

CenturyTel (NYSE:CTL) is a leading provider of communications, high-speed Internet and entertainment services in small-to-mid-size cities through our broadband and fiber transport networks. Included in the S&P 500 Index, CenturyTel delivers advanced communications with a personal touch to customers in 25 states. Visit us at www.centurytel.com.

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